April 17, 1997


                        INCENTIVE STOCK OPTION AGREEMENT
                 UNDER PEOPLES BANK CORPORATION OF INDIANAPOLIS
                                STOCK OPTION PLAN

Gerald R. Francis

         You are hereby granted the option to purchase a total of 33,000 Nonvoting Common Shares, without par value ("Nonvoting Common Shares"), of Peoples Bank Corporation of Indianapolis ("Peoples") over the next ten (10) years pursuant to the Peoples Bank Corporation of Indianapolis Stock Option Plan (the "Plan"), on the following terms and conditions:

          1. This option shall become exercisable in three installments. This option may be exercised for up to 10,000 shares at any time after the closing price of each Nonvoting Common Share on the Nasdaq National Market (or other exchange on which such shares are then traded) (the "Closing Market Price") is equal to or greater than $60 per share for a period of at least 20 consecutive trading days ("Option Installment I"). This option award may be exercised for an additional 11,000 shares at any time after the Closing Market Price is equal to or greater than $70 per share for a period of at least 20 consecutive trading days ("Option Installment II"). This option award may be exercised for the remaining 12,000 shares at any time after the Closing Market Price is equal to or greater than $80 per share for a period of at least 20 consecutive trading days ("Option Installment III").

If a Change of Control (as defined in the Plan) occurs at any time, this option award shall become immediately exercisable in its entirety. If your employment by Peoples Bank and Trust Company is terminated without cause or by you with Good Reason pursuant to Section 7(B) of your Employment Agreement with Peoples Bank & Trust Company dated as of April 17, 1997, Option Installment I shall become immediately exercisable in its entirety. The purchase price of the Nonvoting Common Shares subject to this option is $45.25 per share. You must pay this purchase price in cash at the time this option (or any vested portion thereof) is exercised; provided, however that, with the approval of the Board Related Affairs Committee (the "Committee"), you may exercise your option by tendering to Peoples Nonvoting Common Shares owned by you, or any combination of whole Nonvoting Common Shares owned by you and cash, having a fair market value equal to the cash exercise price of the shares with respect to which the option is exercised by you. For this purpose, any shares so tendered shall be deemed to have a fair market value equal to the mean between the highest and lowest quoted selling prices for the shares on the date of exercise of the option (or if there were no sales on such date the weighted average of the means between the highest and lowest quoted selling prices on the nearest date before and the nearest date after the date of exercise of the option), as reported in The Wall Street Journal or a similar publication selected by the Committee. To exercise this option (or any vested portion thereof), you must send written notice to Peoples' Secretary at the address noted in Section 13 hereof. Such notice shall state the number of shares in

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respect of which the option is being exercised,  shall state what portion of the option exercised is an incentive stock option or a non-qualified stock option (in accordance with Section 11 hereof) and shall be signed by the person or persons so exercising the option. Such notice shall be accompanied by payment of the full cash option price for such shares or, if the Committee has authorized the use of the stock swap feature provided for above, such notice shall be followed as soon as practicable by the delivery of the option price for such shares. Certificates evidencing Nonvoting Common Shares will not be delivered to you until payment has been made. Under certain circumstances, subject at all times to compliance with applicable securities laws, the Plan permits you to deliver a notice to your broker to deliver the cash to Peoples upon the receipt of such cash from the sale of Nonvoting Common Shares.

         2. In addition to any adjustments required by Section 7 of the Plan, in the event issuance of a share split or other share dividend consisting of shares of Voting or Nonvoting Common Shares, the number of Nonvoting Common Shares to be purchased pursuant to this Agreement, the purchase price of each share, and the Closing Market Prices per share triggering exerciseability of the options under paragraph 1, above, will be adjusted as follows: (a) the total number of shares to be purchased pursuant to the option will be equal to the product of
(i) the total number of shares subject to the option before such issuance; (ii) a fraction, the numerator of which is the total number of common shares outstanding immediately after such issuance and the denominator of which is the total number of common shares outstanding immediately prior to such issuance; and (b) the purchase price of the shares subject to the option and Closing Market Prices triggering exerciseability will be equal to the (i) price immediately before such issuance; times (ii) a fraction, the numerator of which is the total number of common shares outstanding immediately prior to such issuance and the denominator of which is the total number of common shares outstanding immediately after such issue.

          3. The term of this option (the "Option Term") shall be for a period of ten (10) years from the date of this letter, subject to earlier termination as provided in paragraphs 4 and 5 hereof. Except as otherwise provided below, the option may be exercised at any time, or from time to time, in whole or in part, until the Option Term expires, but in no case may fewer than 100 such shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.

         4. Thirty (30) days after you cease to be an employee of Peoples or any of its subsidiaries for any reason other than retirement, permanent and total disability, or death, this option shall forthwith terminate. If your employment by Peoples or any of its subsidiaries is terminated by reason of retirement (which means such termination of employment as shall entitle you to early or normal retirement benefits under any then existing pension plan of Peoples or one of its subsidiaries), Option Installment II and Option Installment III (if such installments have not yet become exercisable) shall each terminate and expire immediately prior to such termination. You may, however, exercise Option Installment I (and, if they have not expired pursuant to the foregoing sentence, Option Installment II and Option Installment III) in whole or in part within the three (3) month period following your retirement (but not later than the date upon which this option would otherwise expire), whether or not Option Installment I was otherwise exercisable on the date of retirement. If you cease to be an

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employee of Peoples or any of its  subsidiaries  because of your  permanent  and total disability, Option Installment II and Option Installment III (if such installments have not yet become exercisable) shall each terminate and expire immediately prior to such termination. You may, however, exercise Option Installment I (and, if they have not expired pursuant to the foregoing sentence, Option Installment II and Option Installment III) in whole or in part at any time within one (1) year after such termination of employment by reason of such disability (but not later than the date upon which this option would otherwise expire), whether or not Option Installment I was otherwise exercisable at the time of termination.

          5. If you die while employed by Peoples or any of its subsidiaries, Option Installment II and Option Installment III (if such installments have not yet become exercisable) shall each terminate and expire immediately at the time of your death. However, if you die while employed by Peoples or any of its subsidiaries, within three (3) months after the termination of your employment because of retirement, or within one (1) year after the termination of your employment because of permanent and total disability, Option Installment I (and, if they have not expired pursuant to the foregoing sentence, Option Installment II and Option Installment III) may be exercised in whole or in part by your executor, administrator, or estate beneficiaries at any time within one (1) year after the date of your death (but not later than the date upon which this option would otherwise expire), whether or not Option Installment I was otherwise exercisable at the time of termination.

          6. This option is non-transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. It may be exercised only by you or your guardian, if any, or, if you die, by your executor, administrator, or beneficiaries of your estate who are entitled to your option.

         7. All rights to exercise  this option will expire,  in any event,  ten
(10) years from the date of this letter.

         8. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares of Peoples as Peoples may deem consistent with applicable federal and state laws.

          9. Nothing in this option shall restrict the right of Peoples or its shareholders to terminate your employment or service at any time with or without cause.

          10. This option is subject to all the terms, provisions and conditions of the Plan, which is incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. A copy of the Plan may be obtained from the Secretary of Peoples. In the event of any conflict between the provisions of the Plan and the provisions of this letter, the terms, conditions and provisions of the Plan shall control, and this letter shall be deemed to be modified accordingly.


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         11. To the extent possible,  this Stock Option Agreement is intended to grant an option which meets all of the requirements of incentive stock options as defined in Section 422 of the Internal Revenue Code. To the extent possible, and subject to and upon the terms, conditions and provisions of the Plan, each and every provision of this Agreement shall be administered, construed and interpreted so that the option granted herein shall so qualify as an incentive stock option. To the extent the option cannot meet the requirements of incentive stock options, the stock option shall be treated as a non-qualified stock option. Without limiting the foregoing, if options for shares having an exercise price in excess of $100,000 (taking into account options held by you under your agreement dated January 24, 1996) become exercisable in any calendar year, then options first becoming exercisable for the number of whole shares with an aggregate exercise price of not more than $100,000 shall be deemed incentive stock options and the remainder of such options shall be non-qualified options. To the extent the option is deemed a non-qualified stock option, you are hereby granted the right to receive, upon exercise of such non-qualified option, a cash amount (cash award) in the amount necessary to reimburse you for federal, state and local income taxes imposed on you as a consequence of the exercise of the non-qualified stock option and the receipt of this cash award.

         12. You agree to advise Peoples immediately upon any sale or transfer of any Nonvoting Common Shares received upon exercise of this option (or any vested portion thereof) to the extent such sale or transfer takes place prior to one year from the date of any exercise of this option or within two years from the date hereof.

         13. All notices by you to Peoples and your exercise of the option herein granted, shall be addressed to Peoples Bank Corporation of Indianapolis, 130 East Market Street, Indianapolis, Indiana 46204, Attention: Secretary, or such other address as Peoples may, from time to time, specify.

                                        Very truly yours,

                                        PEOPLES BANK CORPORATION OF
                                        INDIANAPOLIS


                                        By:  /s/ William E. McWhirter
                                             -----------------------------------
                                                 William E. McWhirter, President
                                                    and Chief Executive Officer

Accepted on the date above written:


/s/ Gerald R. Francis
Gerald R. Francis












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